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[BAKER BOTTS LLP LETTERHEAD]


                                                                     EXHIBIT 5.1

                                                               November 14, 2003

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Gentlemen:

         Encore Acquisition Company (the "Company"), a Delaware corporation, has engaged us to render the opinions we express below in connection with its offering of up to 9,200,000 shares of common stock, par value $.01 (the "Shares"), pursuant to the registration statement on Form S-3 (Reg. No. 333-106943) it filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act"), which relates to its offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement when it became effective under the 1933 Act.

         For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

         o the Registration Statement and its exhibits, including the Company's Second Restated Certificate of Incorporation and Bylaws, each as in effect on the date of this letter;

         o        the prospectuses the Registration Statement includes;

         o the prospectus supplement dated November 13, 2003 that the Company prepared and filed with the SEC on November 14, 2003 under the 1933 Act's Rule 424(b)(5) (the "Prospectus Supplement");

         o the underwriting agreement dated November 13, 2003 between the Company and the underwriters named therein (the "Underwriting Agreement"), relating to the offering and sale of the Shares; and

         o the resolutions of the Board of Directors of the Company and its Pricing Committee authorizing the issuance of the Shares and approving the terms of the offering and sale of the Shares.

         On the basis of and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

         2. The Shares, when issued against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.

         We limit the opinions we express above in all respects to matters of the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, each as in effect on the date hereof.

         We hereby consent to the filing of this opinion of counsel with the SEC as Exhibit 5.1 to the Company's Current Report on Form 8-K reporting the offering of the Shares. We also consent to the references to our Firm under the heading "Legal Opinions" in the Prospectus Supplement and in the prospectuses forming a part of the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed in connection with the Registration Statement.

                                                     Very truly yours,

                                                     /S/BAKER BOTTS L.L.P.